Exhibit 99.1

January 19, 2021 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues, Earnings and Record High Stockholders' Equity for the Fourth Quarter and Year Ended December 31, 2020

NORTH LIBERTY, IOWA - January 19, 2021 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2020.

Three months ended December 31, 2020:
•Net Income of $17.7 million and Basic Earnings per Share of $0.22,
•Operating Revenue of $155.8 million,
•Operating Income of $23.8 million, a 34.6% increase over 2019,
•Operating Ratio of 84.7% and 83.3% Non-GAAP Adjusted Operating Ratio(1),
•Cash balance of $113.9 million and a Debt-Free Balance Sheet,
•Increased Driver pay by approximately 6% in late October 2020.

Twelve months ended December 31, 2020:
•Net Income of $70.8 million, Earnings per Share of $0.87,
•Operating Revenue of $645.3 million, third highest annual revenue in the company's history,
•Operating Income of $93.4 million,
•Operating Ratio of 85.5% and 84.0% Non-GAAP Adjusted Operating Ratio(1),
•Our forty-third consecutive year with an annual operating ratio in the 80's or below.
•Stockholders' Equity of $724.3 million (a record high) and Total Assets of $951.2 million.

Heartland Express Chief Executive Officer Mike Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Our operating results for the three and twelve months ended December 31, 2020 continued to show strength and discipline in terms of overall profitability and operating efficiency during the volatile times experienced throughout 2020. We continue to be extremely proud of our drivers and our team of employees that support them and our loyal customers each day.”

Mr. Gerdin continued, “From a financial perspective, we delivered strong operating results as we focused on driver utilization to take advantage of periods where freight demand peaked in the second half of 2020, along with our consistent focus on cost controls. Freight demand throughout 2020 showed a wide range of peaks and valleys altered by the impacts of the COVID-19 virus. Freight demand was also impacted by varying levels of social, political, and economic impacts felt state by state and industry by industry across the United States. Through all of this, Heartland Express drivers and America's truck drivers, along with all those who work in the transportation industry have ensured that critical goods and supplies moved through the supply chain to prevent shortages and re-supply where most needed, while dealing with their own health and safety. 2020 may be looked at as one of the most challenging periods of driver hiring and retention within an industry already challenged with an aging and declining population of qualified, professional, and safe-operating drivers. For these reasons, we announced a well-deserved increase in driver pay that approximates a 6% overall increase, effective late October for current and future Heartland Express drivers. Since October 2017, we have increased driver pay three times and developed strategies and initiatives to provide more consistent and elevated pay to our newest drivers. We believe that to attract and retain the best of the best and the safest drivers on the road, an investment in our current and future drivers is a critical investment for our Company and our industry as a whole.

We delivered an operating ratio of 84.7% and 83.3% Non-GAAP Adjusted Operating Ratio(1) for the three months ended December 31, 2020 and an 85.5% and 84.0% Non-GAAP Adjusted Operating Ratio(1) for the past twelve months. At the core of our operating philosophy is a 40+ year target of a low 80's operating ratio. Following the acquisition of Millis Transfer in August of 2019, we have worked diligently as a consolidated organization to achieve this goal in 2020. Looking forward, there is still more work to be done and opportunities still exist within the consolidated dry van freight operations as the legacy Heartland Express fleet is operating below this target and Millis Transfer continues to operate above this target, as was expected only sixteen months after acquisition. With nearly 1,200bps of operating ratio variation between the two fleets, we continue to have opportunities to improve our consolidated operations in the months and years ahead.”

"We also remain focused on generating and allocating cash from our operations. We were able to grow our cash on hand by more than $37 million year-over-year, following significant cash outlays, to nearly $114 million at December 31, 2020. We invested a net $111 million in our fleet of revenue equipment and terminal upgrade projects, to ensure our drivers have the best equipment available and can enjoy upgraded facilities and comforts while away from home. We also returned over $32 million to our shareholders in the form of repurchases of our common stock and dividends paid during 2020. While making these important investments for our future and for our shareholders, we maintained a debt-free balance sheet throughout all of 2020. For these reasons, we believe Heartland Express is well positioned for the years ahead."

Financial Results

Heartland Express ended the fourth quarter of 2020 with operating revenues of $155.8 million, compared to $167.2 million in the fourth quarter of 2019. Operating revenues for the quarter included fuel surcharge revenues of $13.9 million compared to $21.5 million in the same period of 2019, a $7.6 million decrease. Net income was $17.7 million, compared to $12.8 million in the fourth quarter of 2019, an increase of 38.2%. Basic earnings per share were $0.22 during the quarter compared to $0.16 basic earnings per share in the fourth quarter of 2019, a 40.0% increase. The Company posted an operating ratio of 84.7%, non-GAAP adjusted operating ratio(1) of 83.3%, and a 11.3% net margin (net income as a percentage of operating revenues) in the fourth quarter of 2020 compared to 89.4%, 87.9% and 7.6%, respectively in the fourth quarter of 2019. During the fourth quarter, operating revenues, less fuel surcharge revenues, declined $3.8 million, as a result of less miles driven mainly due to an overall fleet reduction. Net income, basic earnings per share, and operating ratio results were aided by operating and margin improvements at Millis Transfer.

For the twelve month period ended December 31, 2020, operating revenues were $645.3 million, compared to $596.8 million in the same period of 2019. Operating revenues included fuel surcharge revenues of $61.7 million compared to $75.0 million in the same period of 2019, a $13.3 million decrease. Net income was $70.8 million, compared to $73.0 million in the same period of 2019. Basic earnings per share were $0.87 compared to $0.89 earnings per share in the same period of 2019. Operating income for the twelve-month period decreased $0.9 million, primarily as a result of $16.5 million less gains on disposal of property and equipment nearly offset by increased revenue and operational improvements over the prior year. The Company posted an operating ratio of 85.5%, non-GAAP adjusted operating ratio(1) of 84.0% and a 11.0% net margin (net income as a percentage of operating revenues) in the twelve months ended December 31, 2020 compared to 84.2%, 81.9% and 12.2%, respectively in 2019. The operating results for the twelve months ended December 31, 2019 included the financial results of Millis Transfer for the period August 26, 2019 to December 31, 2019.

Balance Sheet, Liquidity, and Capital Expenditures

At December 31, 2020, the Company had $113.9 million in cash balances and no borrowings under the Company's unsecured line of credit. In addition to the current borrowing base of $100 million, the

Company has the ability to increase the available borrowing base by $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants.

The Company ended the quarter with total assets of $951.2 million and stockholders' equity of $724.3 million, an all-time record. During the third quarter of 2020, the Company delivered an all-time record of total assets of $959.8 million. We continue to rely on our cash generated from operations and cash on our balance sheet as our main sources for capital deployment, but we maintain our ability to borrow against our line of credit for a potential strategic acquisition opportunity.

Net cash flows from operations for the twelve month period ended December 31, 2020 were $178.9 million, 27.7% of operating revenues. The primary use of cash during the twelve month period ended December 31, 2020 was $111.2 million for net property and equipment transactions, $25.7 million for repurchases of shares of our common stock, and $6.5 million for dividends.

The average age of the Company's tractor fleet was 1.7 years as of December 31, 2020 compared to 1.8 years at December 31, 2019. The average age of the Company's trailer fleet was 3.7 years at December 31, 2020 compared to 3.6 years at December 31, 2019. We continued to refresh our fleet of revenue equipment and also focused on significant renovations and upgrades across our terminal locations to provide updated facilities and comforts for our drivers away from home. The Company currently estimates approximately $80 to $90 million in net capital expenditures for revenue equipment and our terminal network infrastructure and related improvements during 2021. The Company ended the past twelve months with a return on total assets of 7.5% and a 10.0% return on equity.
The Company continued its commitment to shareholders through the payment of cash dividends. Dividends of $0.02 per share were declared and paid during each quarter of 2020. The Company has now paid cumulative cash dividends of $490.4 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past seventy consecutive quarters. During the three months ended December 31, 2020, the Company repurchased 0.7 million shares of our common stock for $13.9 million and 1.5 million shares for $26.1 million during the twelve months ended December 31, 2020. The Company purchased no shares of common stock during 2019. The Company has repurchased 3.8 million shares of common stock for approximately $65.9 million over the past five years. The Company has the ability to repurchase an additional 5.4 million shares under the current authorization which would result in 75.3 million outstanding shares if fully executed.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by several of our customers. These awards received include:

•FedEx Express Core Carrier of the Year (10 years in a row)
•FedEx Express Platinum Award (99.96% On-Time Delivery)
•FedEx Ground Superior Performance Award
•Lowe's - One-Way Store Carrier of the Year
•MillerCoors National Logistics & Transportation Supplier of the Year
•Quaker/Gatorade - Central West Region Carrier of the Year
•Unilever - 2019 Carrier of the Year
•DHL - 2019 National Truckload Carrier of the Year
•Hills Pet Nutrition for Commitment, Dedication, and Outstanding Service

During 2020, we were also recognized with the following safety, operational, community service, and environmental awards:

•BP Driving Safety Standards Award 2019
•Logistics Management Quest for Quality Award (our seventeenth award in eighteen years)
•Commercial Carrier Journal Top 250 Award (#39)
•Wreaths Across America Honor Fleet
•US EPA SmartWay Excellence Award

These awards are hard-earned and are a direct reflection upon our outstanding group of employees and our focus on excellence in all areas of our business.

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, our ability to react to changing market conditions, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and updated in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
OPERATING REVENUE	$155,789	$167,226	$645,262	$596,815

OPERATING EXPENSES:
Salaries, wages, and benefits	$63,904	$72,002	$269,482	$240,139
Rent and purchased transportation	1,007	1,768	4,643	7,984
Fuel	20,648	30,141	86,094	101,871
Operations and maintenance	6,131	6,749	27,647	24,479
Operating taxes and licenses	3,732	3,651	14,962	14,459
Insurance and claims	6,196	4,973	22,229	17,003
Communications and utilities	1,191	1,415	5,281	4,953
Depreciation and amortization	28,510	29,798	109,937	100,212
Other operating expenses	6,796	6,429	26,398	22,781
Gain on disposal of property and equipment	(6,091)	(7,362)	(14,830)	(31,341)

	132,024	149,564	551,843	502,540

Operating income	23,765	17,662	93,419	94,275

Interest income	138	454	842	3,955

Interest expense	—	(600)	—	(1,052)

Income before income taxes	23,903	17,516	94,261	97,178

Federal and state income taxes	6,232	4,727	23,455	24,211

Net income	$17,671	$12,789	$70,806	$72,967

Earnings per share
Basic	$0.22	$0.16	$0.87	$0.89
Diluted	$0.22	$0.16	$0.87	$0.89

Weighted average shares outstanding
Basic	80,964	82,025	81,388	81,980
Diluted	81,016	82,074	81,444	82,024

Dividends declared per share	$0.02	$0.02	$0.08	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2020	2019
CURRENT ASSETS
Cash and cash equivalents	$113,852	$76,684
Trade receivables, net	55,577	56,753
Prepaid tires	8,241	9,107
Other current assets	15,342	8,947
Income tax receivable	—	323
Total current assets	193,012	151,814

PROPERTY AND EQUIPMENT	779,360	739,143
Less accumulated depreciation	240,080	212,856
	539,280	526,287
GOODWILL	168,295	168,295
OTHER INTANGIBLES, NET	24,746	27,136
DEFERRED INCOME TAXES, NET	8,164	6,006
OTHER ASSETS	17,679	19,393
	$951,176	$898,931
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$12,751	$11,060
Compensation and benefits	22,422	24,712
Insurance accruals	15,837	17,584
Other accruals	18,557	10,051
Income taxes payable	1,475	—
Total current liabilities	71,042	63,407
LONG-TERM LIABILITIES
Income taxes payable	5,801	5,956
Deferred income taxes, net	104,004	93,698
Insurance accruals less current portion	45,995	51,211
Total long-term liabilities	155,800	150,865
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2020 and 2019; outstanding 80,653 and 82,028 in 2020 and 2019, respectively	$907	$907
Additional paid-in capital	4,330	4,141
Retained earnings	890,970	826,666
Treasury stock, at cost; 10,036 and 8,661 shares in 2020 and 2019, respectively	(171,873)	(147,055)
	724,334	684,659
	$951,176	$898,931

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$155,789	$167,226	$645,262	$596,815
Less: Fuel surcharge revenue (non-GAAP)	13,868	21,472	61,725	74,955
Operating revenue excluding fuel surcharge revenue	141,921	145,754	583,537	521,860

Operating expenses	132,024	149,564	551,843	502,540
Less: Fuel surcharge revenue (non-GAAP)	13,868	21,472	61,725	74,955
Adjusted operating expenses	118,156	128,092	490,118	427,585

Operating income	$23,765	$17,662	$93,419	$94,275
Operating ratio	84.7%	89.4%	85.5%	84.2%
Adjusted operating ratio (non-GAAP)	83.3%	87.9%	84.0%	81.9%

(a) Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.